UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2010

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On February 15, 2010, Cisco Systems, Inc. (“Cisco”) amended and restated the International Assignment Agreement with Wim Elfrink (the “Original Agreement”), Cisco’s Executive Vice President, Cisco Services and Chief Globalisation Officer, to extend the term of the Original Agreement for up to an additional three years from January 3, 2010, which was the anticipated ending date of Mr. Elfrink’s international assignment under the Original Agreement.

The foregoing description of the Amended and Restated International Assignment Agreement is qualified in its entirety by reference to the Amended and Restated International Assignment Agreement, a copy of which is filed as Exhibit 10.1.

Item 8.01.	Other Events.

On February 11, 2010, Robert W. Lloyd, Executive Vice President, Worldwide Operations of Cisco, adopted a pre-arranged stock trading plan to exercise Cisco stock options and sell the acquired shares of Cisco stock, and also to sell shares acquired upon vesting of restricted stock units. Under the plan, Mr. Lloyd may sell up to 1,052,021 shares of Cisco stock. The plan is scheduled to terminate in December 2011. The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Cisco’s policies regarding stock transactions.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1	Amended and Restated International Assignment Agreement dated as of February 15, 2010 by and between Cisco Systems, Inc. and Wim Elfrink

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: February 17, 2010	By:	/s/ Mark Chandler
	Name:	Mark Chandler
	Title:	Senior Vice President, Legal Services, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated International Assignment Agreement dated as of February 15, 2010 by and between Cisco Systems, Inc. and Wim Elfrink